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Exhibit 10.1 Consulting Agreement with Roan Meyers Associates, LP

August 23, 2002

MIV Therapeutics, Inc.
Unit 1, 8765 Ash Street
Vancouver, BC  V6P 6T3
Canada

Attn:  Mr. Alan Lindsay, Chairman, President and CEO

Dear Mr. Lindsay:

This letter, when executed by the parties hereto, will constitute an agreement between MIV Therapeutics, Inc. (the "Company") and Roan Meyers Associates LP ("RMA") pursuant to which the Company agrees to retain RMA and RMA agrees to be retained by the Company under the terms and conditions set forth below.

1. The Company hereby retains to perform consulting services related to corporate finance and other financial service matters, and RMA hereby accepts such retention on a non-exclusive basis. In this regard, subject to the terms set forth below, RMA shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. The services, which RMA will perform, shall include, without limitation, assisting the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice.

2. As compensation for the services described in paragraph 1 above, the Company shall pay a retainer of $15,000. The Company shall also sell to RMA (or its designated affiliates) upon the execution of this agreement, 500,000 common stock purchase warrants. Such warrants will expire five (5) year after the date hereof and will be exercisable at $0.40. The warrants may be exercised as to all or a lesser number of shares and will contain provisions for registration of the resale of the underlying shares at the Company's expense. In addition to its compensation hereunder, the Company will reimburse RMA for any and all reasonable expenses incurred by RMA in the performance of its duties hereunder, and RMA shall account for such expenses to the Company; provided, however that any expense in excess of $1,000 shall require the prior written approval of the Company, which will not be unreasonably withheld. Such reimbursement shall accumulate and be paid monthly. Nothing contained herein shall prohibit RMA from receiving any additional compensation under paragraph 4 herein or otherwise.

3. In addition, RMA shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transaction, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to RMA with respect to such evaluations and negotiations. Nothing herein shall require the Company to utilize RMA's services in any particular transactions nor shall limit the Company's obligations arising under any other agreement or understanding.


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4. The Company and RMA further acknowledge and agree that RMA may act as a finder or financial consultant in various business transactions in which the Company may be involved, such as mergers, acquisitions, or joint ventures. The Company hereby agrees that in the event RMA shall introduce to the Company another party or entity, and that as a result of such introduction, a transaction is consummated, the Company shall pay to RMA a fee of five (5%) percent of the first $5,000,000 and two and one-half (2 1/2 %) percent of the amount over $5,000,000 of the consideration paid or received by the Company (or by any subsidiary or affiliated entity of the Company) in any transaction (including mergers, acquisitions, joint ventures and other business transactions) consummated by the Company or any subsidiary or affiliated entity of the Company, which were introduced to the Company by RMA. RMA will receive such a fee if the introduction is done on an active basis and that merely sending information to other party or mentioning either party to the other does not represent a proper introduction for the purpose of obligation the Company to pay RMA a fee. Such fee shall be paid in cash at the closing of the transaction to which it relates, and shall be payable whether or not the transaction involves a stock, or a combination of stock and cash, or is made on the installment sale basis. In addition, if the Company shall, within 12 months immediately following the termination of this Agreement, consummate a transaction with any party first introduced by RMA to the Company prior to such termination, the Company shall pay to RMA a fee with respect to such transaction calculated in accordance with this paragraph.

5. All obligations of RMA contained herein shall be subject to RMA reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. RMA shall devote such time and effort to the performance of its duties hereunder as RMA shall determine is reasonably necessary for such performance. RMA may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to RMA all information reasonably relevant to the performance by RMA of its obligations under this Agreement, or particular projects as to which RMA is acting as advisor, which will permit RMA to know all facts material to the advice to be rendered, and all material or information reasonably requested by RMA. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by RMA, and thus prevents or impedes RMA performance hereunder, any inability of RMA to perform shall not be a breach of its obligations hereunder.

6. Nothing contained in this Agreement shall limit or restrict the right of RMA or of any partner, employee, agent or representative of RMA, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of RMA to render services of any kind to any other corporation, firm, individual or association.


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7. RMA will hold in confidence any confidential information, which the Company provides to RMA pursuant to this Agreement unless the Company gives RMA permission in writing to disclose such confidential information to a specific third party. In addition, all confidential information which the Company provided to RMA in connection with any prior or ongoing Offering shall be considered confidential information for purposes of this Agreement. Notwithstanding the foregoing, RMA shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain; (ii) of which it had independent knowledge prior to disclosure;
(iii) which comes into the possession of RMA in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by RMA by government requirements. If RMA is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, RMA shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

8. (a) The Company agrees to indemnify and hold harmless Roan/Meyers, its partners, employees, agents, representatives and controlling person (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit proceeding or claim in which Roan/Meyers is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Roan/Meyers; services pursuant to this Agreement; provided, however, Roan/Meyers shall not be entitled to indemnification for its own gross negligence or willful misconduct. This paragraph shall survive the termination of this Agreement.

         (b) Roan/Meyers agrees to indemnify and hold harmless the company, its officers, directors, shareholders, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling person of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitations, the cost of investigating, preparing or defending any such action, suit proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Roan/Meyers is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Roan/Meyers' services pursuant to this Agreement; provided, however, the Company shall not be entitled to indemnification for its own gross negligence or willful misconduct. This paragraph shall survive the termination of this Agreement.

9. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

10. This Agreement is for a term of one (1) year and may be terminated by either party upon 30 days notice after ninety (90) days. Paragraphs 4 and 8 shall survive the expiration or termination of this Agreement under all circumstances.



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11. Any notices hereunder shall be sent to the Company and to RMA at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

12. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,                           ACCEPTED AND AGREED

ROAN MEYERS ASSOCIATES, LP                  MIV Therapeutics, Inc.

By:  /s/ Bruce Meyers                       By:  /s/ Alan P. Lindsay
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Bruce Meyers                                Alan P. Lindsay
General Partner                             Chairman, President & CEO